Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Investor Relations
Phone:	(732) 786-8044
Email:	admin@medifirstsolutions.com
Website:	www.medifirstsolutions.com

MEDIFIRST SOLUTIONS FINALIZES RELATIONSHIP WITH
DR. GUPTA PHARMA

Freehold, NJ – November 28, 2018 – MEDIFIRST SOLUTIONS, INC. (OTC: MFST) (the “Company” or “Medifirst”), a provider of innovative laser technology with its FDA 510(k) cleared Infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device and a provider of Specialty Pharmacy Drug Consulting Services, is pleased to introduce Dr. Sanjay Gupta, Chief Executive Officer of Dr. Gupta Pharma LLC and President of the American Pain Association, as the Company’s partner in its new Cannabidiol (“CBD”) division.

Medifirst recently announced that it has launched USA Pharma, Inc., its division for CBD distribution, sales and products and that it completed an agreement with Dr. Gupta Pharma LLC to distribute a line of premium CBD oils. Dr. Sanjay Gupta, not related to Dr. Gupta of CNN, is a Harvard-trained physician who specializes in the treatment of pain, has significant experience using Marijuana and CBD for treating pain. As the President of the American Pain Association, Dr. Gupta believes that CBD, used under the guidance of a physician, can play a significant role in reducing pain and helping to curb the opioid epidemic. Additionally, he believes CBD can play a major role in overall health and wellness but, he concedes, CBD remains underutilized as there is a substantial lack of education and stigma from public and healthcare providers with regards to the benefits of CBD. Unlike Marijuana, CBD does not produce a high and Dr. Gupta believes CBD is very safe to use. Dr. Gupta and the American Pain Association recently completed a 10-city tour to meet with governors and lawmakers regarding how to educate the public about benefits of CBD.  Dr. Gupta is a staunch supporter of CBD and is on the front-lines of bringing CBD to the mainstream medical community. The American Pain Association is currently initiating several studies on CBD in conjunction with various prestigious Medical school faculties across North America.

Based on his clinical and research work and using proprietary patented methods, Dr. Gupta has created CBD wellness products that he believes can benefit patients suffering from many different health conditions. Today, Medifirst President Bruce J. Schoengood, stated that “We are thrilled to be working with Dr. Gupta and look forward to distributing and participating in a CBD product line that, we believe, can be of great help as an all-natural product to battle pain as well as the opioid crisis. The Dr. Gupta CBD product line, we believe, will have great interest and demand by physicians and the medical community, in addition to producing unrivaled quality products for consumers.” The Company is expected to provide details about its new CBD division and the distribution agreement entered into with Dr. Gupta Pharma LLC in a Current Report on Form 8-K.

About The Time Machine Laser

Medifirst Solutions, Inc., in response to its Premarket Notification 510(k) submission for “The Time Machine” Series Laser, received clearance from the U.S. Food and Drug Administration (“FDA”) to market its infrared Time Machine TTML-8102000 Laser Thermal Therapeutic Device. The Time Machine Series Lasers Model TTML-8102000 - 810/830nm is intended for use in temporary relief of minor muscle and joint pain, stiffness, minor arthritis pain, muscle spasm, temporary increase in local blood circulation and temporary relaxation of muscles by means of topical elevated tissue temperature from infrared spectral emissions.  The hand-held laser device, with pin-point accuracy, often gives patients immediate results with no redness, swelling or down-time. This unique laser device offers medical professionals an affordable and effective tool to enhance their treatment protocols for their patients and provide new revenue streams for their practice. Visit www.medifirstsolutions.com for more information. Follow on Twitter @Medi_First and for Facebook visit Medifirst Solutions.

About CCRx

CCRx services of specialty drug pharmacy consulting and revenue stream management utilize over 60 years of combined specialty pharmacy and infusion therapy experience. The services are designed to increase profits for pharmacies. Services include: clinical review, expedited medical insurance verification, training for drug dispensing, insurance billing, collections, and reconciliation. The billing services will address any denials and include appeals and resubmissions. The division will provide key services to undervalued clients by securing reimbursement of overlooked revenue within the ever-expanding market of the specialty pharmacy market in today’s healthcare system.

We believe that specialty drugs (often described as prescription drugs that are difficult to manufacture and require special handling or administration, have limited distribution, target a narrow group of chronic diseases, are costly, and require ongoing clinical support), will drive nearly all the pharmaceutical industry’s market growth from 2015–2020.

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Forward-Looking Statements:

The statements in this press release that relate to the company’s expectations about the future impact on the company’s results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company’s actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.